Exhibit 5.1

April 2, 2007

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, CA 92705

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Advanced Medical Optics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 2,171,480 shares of the Company’s common stock, $0.01 par value, (the “Shares”) reserved for issuance under the IntraLase Corp. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of such Shares under the Plan. As to questions of fact material to our opinions, we have relied upon the representations of the Company.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH
a Professional Corporation

/s/ Stradling Yocca Carlson & Rauth